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                                                                     Exhibit 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
R. G. Barry Corporation:


We consent to incorporation by reference in Registration Statement Nos. 2-63741, 2-92577, 2-92578, 33-3586, 33-23567, 33-23568, 33-28343, 33-38495, 33-46904,
33-67594, 33-67596, 33-77640, 33-81820 and 33-83252 on Forms S-8 and S-3 of R.
G. Barry Corporation of our reports dated February 21, 1996, relating to the consolidated balance sheets of R. G. Barry Corporation and subsidiaries as of December 30, 1995 and December 31, 1994, and the related consolidated statements of earnings, shareholders' equity and cash flows and related financial statement schedules for each of the fiscal years in the three-year period ended December 30, 1995, which reports appear in the 1995 annual report on Form 10-K of R. G. Barry Corporation.




KPMG Peat Marwick LLP





Columbus, Ohio
March 28, 1996